Exhibit 99.7

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Atlantic Coastal Acquisition Corp. II of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Atlantic Coastal Acquisition Corp. II in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 1, 2021	/s/ Dominick J. Schiano
Dominick J. Schiano